EXHIBIT 3.1
FOURTH CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VITAL ENERGY, INC.
(Originally incorporated on August 12, 2011)
Vital Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:
FIRST: By unanimous written consent of the Board of Directors of the Corporation on October 9, 2023, the Board of Directors duly adopted the following resolution amending Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation by deleting Section A. of Article Fourth in its entirety and replacing it with the following:
“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 130,000,000, consisting of 80,000,000 shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”).”
SECOND: On November 21, 2023, pursuant to a resolution of the Corporation’s Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares of Common Stock as required by applicable law and the Corporation’s Amended and Restated By-laws were voted in favor of such amendment to be implemented by the Corporation’s Board of Directors at its sole discretion.
THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on this day of November 21, 2023.

Vital Energy, Inc.
By:	/s/ Mark Denny
Name:	Mark Denny
Title:	Executive Vice President – General Counsel & Secretary

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation]